Biogen Media Contact:                Biogen Investor Contact:
Jason Glashow                     Matt Calistri
Biogen Inc.                          Biogen Inc.
Tel: (781) 464-3260                    Tel: (781) 464-2442

BIOGEN REPORTS RECORD QUARTERLY REVENUES OF $3.1 BILLION, RAISES FULL YEAR REVENUE GUIDANCE

Company provides update on long-term growth strategy

SPINRAZA approved in Europe, Japan, and Canada for spinal muscular atrophy

Company acquires Phase-3 ready stroke asset from Remedy Pharmaceuticals

Company completes exclusive license agreement with Bristol-Myers Squibb for Phase-2 anti-tau antibody with potential in Alzheimer’s disease and progressive supranuclear palsy

Cambridge, Mass., July 25, 2017 -- Biogen Inc. (NASDAQ: BIIB) today reported second quarter 2017 financial results, including:

•	Total revenues of $3.1 billion, a 6% increase versus the prior year and a 15% increase excluding hemophilia revenues*.

◦	Revenue growth was driven by strength in MS revenues, which increased 5% versus prior year. This included a 13% increase in TECFIDERA® revenues versus the prior year.

◦	Additionally, SPINRAZA® revenues grew to $203 million and BENEPALITM revenues increased to $89 million in the second quarter of 2017.

•	GAAP net income and diluted earnings per share (EPS) attributable to Biogen Inc. of $863 million and $4.07, respectively.

•	Non-GAAP net income and diluted EPS attributable to Biogen Inc. of $1.1 billion and $5.04, respectively.

* In Q1 2017, Biogen completed the separation of its global hemophilia business into a new company, known as Bioverativ. The 15% increase in total revenues excludes all hemophilia revenues from Q2 2016. Hemophilia revenues include ELOCTATE® and ALPROLIX® product revenues as well as royalty and contract manufacturing revenue related to Sobi.

(In millions, except per share amounts)	Q2 '17	Q1 '17	Q2 '16	Q2 '17 v. Q1 '17	Q2 '17 v. Q2 '16
Total revenues**	$3,078	$2,811	$2,894	10%**	6%**

GAAP net income***	$863	$748	$1,050	15%	(18%)
GAAP diluted EPS	$4.07	$3.46	$4.79	18%	(15%)

Non-GAAP net income***	$1,069	$1,123	$1,142	(5%)	(6%)
Non-GAAP diluted EPS	$5.04	$5.20	$5.21	(3%)	(3%)
** Total revenues grew 13% versus Q1 2017 and 15% versus Q2 2016 excluding hemophilia.
***Net income attributable to Biogen Inc.

A reconciliation of GAAP to Non-GAAP quarterly financial results can be found in Table 3 at the end of this press release.

“Biogen continued to perform well across multiple areas of our business. This quarter demonstrated our ability to advance and expand the pipeline, deliver strong commercial results, and build our senior management team,” said Michel Vounatsos, Biogen’s Chief Executive Officer. “Our market-leading MS portfolio continues to perform as we anticipated at the beginning of the year, as an increasing number of patients worldwide are benefiting from our therapies. Through Biogen’s efforts, patients are gaining access to SPINRAZA around the world for a disease that previously had no approved therapies. And, we have added exciting assets to our pipeline to drive future growth.”

Vounatsos continued, “We are developing transformational therapies to address what we believe are becoming the world’s most significant unmet medical needs. Our mission is clear - the world needs a leader in neuroscience, and we aim to be that leader.”

Revenue Highlights

(In millions)	Q2 '17	Q1 '17	Q2 '16	Q2 '17 v. Q1 '17	Q2 '17 v. Q2 '16
Multiple Sclerosis:
TECFIDERA	$1,111	$958	$987	16%	13%
Total Interferon	$691	$648	$728	7%	(5%)
AVONEX®	$557	$537	$606	4%	(8%)
PLEGRIDY®	$133	$112	$123	19%	8%
TYSABRI®	$496	$545	$497	(9%)	(0%)
FAMPYRATM	$23	$20	$22	11%	5%
ZINBRYTA®	$16	$11	$—	49%	NMF

Spinal Muscular Atrophy
SPINRAZA	$203	$47	$—	328%	NMF

Hemophilia:
ELOCTATE	$—	$48	$125	NMF	NMF
ALPROLIX	$—	$26	$80	NMF	NMF

Other Product Revenues:
Biosimilars	$91	$66	$15	37%	490%
FUMADERMTM	$10	$10	$12	6%	(13%)

Total Product Revenues:	$2,640	$2,380	$2,466	11%	7%

Anti-CD20 Revenues	$397	$341	$349	17%	14%
Other Revenues	$42	$90	$79	(54%)	(47%)

Total Revenues**	$3,078	$2,811	$2,894	10%**	6%**
** Total revenues grew 13% versus Q1 2017 and 15% versus Q2 2016 excluding hemophilia.
Note: Numbers may not foot due to rounding; percent changes represented as favorable/(unfavorable)

•
In the second quarter of 2017, TECFIDERA revenues comprised $875 million in sales in the U.S. and $236 million in sales outside the U.S. In the U.S., inventory levels for TECFIDERA were relatively flat compared to the first quarter of 2017, following a drawdown of approximately $50 million to $60 million in the first quarter of 2017. U.S. TECFIDERA revenues benefitted from seasonal recovery in both unit volumes and discounts and allowances.

•
In the second quarter of 2017, SPINRAZA revenues comprised $195 million in sales in the U.S. and $8 million in sales outside the U.S. U.S. SPINRAZA revenues included approximately $30 million related to an inventory build reflecting strong demand. Outside the U.S., SPINRAZA revenues included sales from the initial launch in the Nordics as well as named patient sales in the Middle East and Latin America.

•
In the second quarter of 2017, TYSABRI revenues comprised $289 million in sales in the U.S. and $207 million in sales outside the U.S. TYSABRI revenues were stable versus the same period in the prior year. In the first quarter of 2017, TYSABRI revenues outside the U.S. benefitted by approximately $45 million due to reaching an agreement with the Price and Reimbursement Committee of the Italian National Medicines Agency (AIFA) related to TYSABRI sales in prior periods.

Business Development Highlights

•
In May 2017, Biogen completed an asset purchase of Remedy Pharmaceuticals’ Phase 3-ready candidate, CIRARA™ (intravenous glibencamide), now known as BIIB093. The target indication for BIIB093 is large hemispheric infarction, a severe form of ischemic stroke where brain swelling (cerebral edema) often leads to a disproportionately large share of stroke-related morbidity and mortality. In the second quarter of 2017, Biogen recorded a $120 million GAAP-only charge related to this acquisition to acquired in-process research and development expense, which is reflected as a separate line item within our condensed consolidated statement of income.

•
In June 2017, Biogen completed an exclusive license agreement with Bristol-Myers Squibb for BIIB092 (formerly known as BMS-986168), an anti-tau antibody with potential in Alzheimer’s disease and progressive supranuclear palsy (PSP). Biogen recently initiated the Phase 2 study in PSP with the first patient dosed in June 2017. These events triggered an upfront payment of $300 million to Bristol-Myers Squibb as well as a $60 million milestone payment to the former stockholders of iPierian, Inc. These amounts were included in both GAAP and non-GAAP R&D expense in the second quarter of 2017.

Expense Highlights

(In millions)	Q2 '17	Q1 '17	Q2 '16	Q2 '17 v. Q1 '17	Q2 '17 v. Q2 '16
GAAP cost of sales	$366	$385	$370	5%	1%
Non-GAAP cost of sales	$366	$385	$354	5%	(3%)

GAAP R&D	$796	$423	$473	(88%)	(68%)
Non-GAAP R&D	$796	$421	$473	(89%)	(68%)

GAAP SG&A	$430	$499	$492	14%	13%
Non-GAAP SG&A	$430	$483	$489	11%	12%
Note: Percent changes represented as favorable/(unfavorable)

Other Financial Highlights

•
As of June 30, 2017, Biogen had cash, cash equivalents and marketable securities totaling approximately $5.5 billion, with approximately 80% of this outside the U.S., and approximately $6.5 billion in notes payable and other financing arrangements.

•	For the second quarter of 2017, the Company’s weighted average diluted shares were approximately 212 million. The Company ended the quarter with approximately 211 million basic shares outstanding.

•	During the second quarter of 2017, Biogen repurchased approximately 2.9 million shares of the Company’s common stock for a total value of $782 million.

2017 Financial Guidance
Biogen is updating its full year 2017 financial guidance. This guidance consists of the following components:

•	Revenue is expected to be approximately $11.5 to $11.8 billion.

◦	The increase from prior guidance is primarily related to faster than anticipated adoption of SPINRAZA in the U.S.

◦	This guidance continues to reflect a decrease, effective July 1, 2017, to 37.5% in Biogen’s share of RITUXAN annual pre-tax co-promotion profits in the U.S.

•	GAAP and non-GAAP R&D expense is expected to be approximately 18% to 19% of total revenue.

◦	The increase from prior guidance is primarily a result of $360 million in business development expense related to the recent licensing agreement with Bristol-Myers Squibb.

•	GAAP and non-GAAP SG&A expense is expected to be approximately 15% to 16% of total revenue.

•	GAAP diluted EPS is expected to be between $17.05 and $17.65 compared to prior guidance range of $18.00 and $18.80.

•	Non-GAAP diluted EPS is expected to be between $20.80 and $21.40, representing an increase over prior guidance range of $20.45 to $21.25.

Full year guidance for GAAP diluted EPS reflects the impact of the $120 million GAAP-only pre-tax charge recognized in the second quarter related to the transaction with Remedy Pharmaceuticals as well as the impact of the GAAP-only pre-tax impairment charge recognized in the first quarter related to the settlement and license agreement with Forward Pharma.

Biogen may incur charges, realize gains or experience other events or circumstances in 2017 that could cause actual results to vary from this guidance.

Corporate Strategy Update
Today Biogen announced an updated strategic framework to drive long-term growth. The Company aims to maximize the value of its core business while building its future growth engines. Through the end of the decade, Biogen expects cash flows to significantly increase, driven by continued performance of commercial assets and the anticipated expiration of the contingent consideration payments to Fumapharm in the first half of 2019, thus enabling the Company to invest in and build an industry leading neuroscience pipeline. With an overarching goal of being the world’s leading neurosciences company, Biogen is focused on the following top priorities:

1.
Maximize Resilience in Multiple Sclerosis (MS): In MS, the Company plans to evolve its operating model around a portfolio-first, customer-centric approach, and to strengthen its leadership in MS through new services and solutions while continuing to invest in MS-focused R&D. Biogen believes a healthy, resilient MS business is the primary driver of future cash flow generation, allowing the Company to invest for growth.

2.
Accelerate Efforts in Spinal Muscular Atrophy (SMA): SPINRAZA, and SMA more broadly, represent an important potential growth driver for the Company. Biogen plans to continue launching SPINRAZA in multiple new markets worldwide, develop additional data in teens and adults, accelerate diagnosis and newborn screening, and pursue additional treatment advancements such as an optimized dose, gene therapy, and symptomatic therapies.

3.
Develop and Expand Neuroscience Portfolio: Biogen’s focus on R&D excellence centers on (1) building a translational machine in neuroscience to increase the probability of success; (2) investing in assets and capabilities in the Company's prioritized growth areas; and (3) augmenting its pipeline to emphasize both innovation and risk balance. Biogen intends to remain focused on neuroscience and adjacencies, including MS and neuroimmunology, Alzheimer’s disease and dementias, Parkinson’s disease and related movement disorders, neuromuscular disease including SMA and ALS, and emerging growth areas such as pain, ophthalmology, neuropsychiatry, and acute neurology.

4.
Focus Capital Allocation on Investing for Future Growth: Biogen’s new priority for capital deployment is to invest in building its pipeline through increased business development activity. The Company continues to focus on maximizing long-term shareholder value creation, and aims to deploy capital to generate returns meaningfully above its cost of capital. Biogen views investment in growth as its top priority, but also recognizes the value of opportunistically returning excess capital to shareholders through share repurchases.

5.
Create a Leaner and Simpler Operating Model: Biogen aims to implement a plan to streamline its operations and unlock resources that can be reallocated towards investment in growth. The Company expects that by 2019 up to $400 million annually may be available to be redirected towards prioritized R&D and commercial value creation opportunities.

Biogen may experience events, circumstances, or changes in its corporate strategy that could cause actual results to vary from the anticipated goals, targets, and objectives outlined in this corporate strategy update.

Other Recent Events

•
In July 2017, Biogen presented a new post-hoc analysis of the Phase 1b PRIME study of aducanumab in Alzheimer’s disease at the Alzheimer’s Association International Conference (AAIC) in London. Data presented included changes in the cognitive and functional subscores of the clinical dementia rating (CDR) score. Aducanumab slowed decline on both the cognitive and functional assessments compared to placebo, and the results of all subgroups studied were consistent with the overall study population.

•
In June and July 2017, SPINRAZA (nusinersen) was approved in Canada and Japan, respectively, for the treatment of SMA. In Canada, SPINRAZA was approved for 5q SMA, which is the most common form of the disease and represents approximately 95% of all SMA cases. In Japan, SPINRAZA was approved for infantile SMA.

•
In July 2017, the European Medicines Agency (EMA) announced that it has provisionally restricted the use of ZINBRYTA (daclizumab) to adult patients with highly active relapsing disease despite a full and adequate course of treatment with at least one disease modifying therapy (DMT) or with rapidly evolving severe relapsing MS who are unsuitable for treatment with other DMTs. This follows the initiation of an EMA review of ZINBRYTA, following the report of a case of fatal fulminant liver failure, as well as four cases of serious liver injury.

•
In July 2017, Ginger Gregory, PhD, joined Biogen as Executive Vice President, Chief Human Resources Officer. Dr. Gregory, who was most recently the Chief Human Resources Officer at Shire Pharmaceuticals, brings more than 20 years of human resources experience to Biogen. Dr. Gregory also served in HR leadership roles at Dunkin’ Brands, Bristol-Myers Squibb, Novo Nordisk, and Novartis.

•
In July 2017, Biogen announced that Alisha A. Alaimo will be joining the Company as Senior Vice President of U.S. Therapeutic Operations, where she will lead sales and marketing, market access, patient services, and commercial operations and strategy. Alaimo will join Biogen from Novartis, where she was Vice President and Head of its Cardiovascular Business Unit.

•
In July 2017, Biogen entered into four value-based contracts, effective July 1, with health plans across the U.S. Through these agreements, Biogen is piloting two separate pricing approaches, the first aligning price to patient outcomes, and the second adjusting price for patients initiating therapy who discontinue for any reason including efficacy or tolerability concerns. Three of the outcomes-based contracts are with regional health plans and the fourth contract is with a Medicaid provider.

•
In June 2017, Biogen presented robust efficacy and safety data from Phase 2 and Phase 3 SPINRAZA studies at the Cure SMA 2017 Annual SMA Conference in Orlando, FL. Data demonstrated motor function improvements in infants on permanent ventilation and no increase in the risk of adverse events in children with scoliosis.

•
In June 2017, the U.S. Food and Drug Administration (FDA) approved RITUXAN HYCELA™ (rituximab and hyaluronidase human) for subcutaneous injection for the treatment of adults with the following blood cancers: previously untreated and relapsed or refractory follicular lymphoma, previously untreated diffuse large B-cell lymphoma, and previously untreated and previously treated chronic lymphocytic leukemia. This new treatment includes the same monoclonal antibody as intravenous RITUXAN® (rituximab) in combination with hyaluronidase human, an enzyme that helps to deliver rituximab under the skin. Roche and Biogen collaborate on RITUXAN in the U.S.

•
In June 2017, the Committee for Medicinal Products for Human Use (CHMP) of the EMA issued a positive opinion for IMRALDITM (also known as SB5), an adalimumab biosimilar candidate referencing HUMIRA®. IMRALDI marks the third anti-TNF candidate to be submitted to the EMA by Samsung Bioepis, the joint venture between Samsung BioLogics and Biogen.

•
In June 2017, Jean-Paul Kress, MD, joined Biogen as Executive Vice President, President, International, and Head of Global Therapeutic Operations. Dr. Kress was most recently senior vice president, head of North America at Sanofi Genzyme, where he oversaw the MS, oncology, and immunology business units in the U.S. and Canada. Dr. Kress has direct responsibility for worldwide commercial operations outside the U.S. and oversees the Rare and Specialty Disease Asset teams.

•
Effective as of June 30, 2017, Paul Clancy, Executive Vice President, Finance & Chief Financial Officer (CFO), left the Company to join another biopharmaceutical company. Greg Covino, Biogen’s Chief Accounting Officer, is serving as the Company’s interim Principal Financial Officer as the Company conducts a search for a new CFO.

•
In June 2017, the European Commission (EC) granted a marketing authorization for SPINRAZA for the treatment of 5q SMA. SPINRAZA is the first approved treatment in the European Union for SMA. SPINRAZA was reviewed under the EMA’s accelerated assessment program.

•
In May 2017, Biogen announced that it has amended the protocol of the Phase 3 trials of aducanumab in Alzheimer’s disease. ApoE4 carriers that previously would be on a high dose of 6 mg/kg may now be titrated up to 10 mg/kg. This amendment is being reviewed by regulatory bodies and clinical study ethic independent review boards globally and may be implemented on a country by country basis. The change has already been incorporated in the U.S.

•
In May 2017, the EC granted a standard marketing authorization for FAMPYRA (prolonged-release fampridine tablets) for walking improvement in people with MS. The EC granted a conditional marketing authorization for FAMPYRA in 2011.

Conference Call and Webcast
The Company’s earnings conference call for the second quarter will be broadcast via the internet at 8:00 a.m. ET on July 25, 2017, and will be accessible through the Investors section of Biogen’s homepage, www.biogen.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the conference call and will be subsequently available on the website for at least one month.

About Biogen
Through cutting-edge science and medicine, Biogen discovers, develops, and delivers innovative therapies worldwide for people living with serious neurological and neurodegenerative diseases. Founded in 1978, Biogen is a pioneer in biotechnology and today the Company has the leading portfolio of medicines to treat multiple sclerosis, has introduced the first and only approved treatment for spinal muscular atrophy, and is at the forefront of neurology research for conditions including Alzheimer’s disease, Parkinson’s disease, and amyotrophic lateral sclerosis. Biogen also manufactures and commercializes biosimilars of advanced biologics. For more information, please visit www.biogen.com. Follow us on social media - Twitter, LinkedIn, Facebook, YouTube.

Safe Harbor
This press release contains forward-looking statements, including statements relating to: Biogen’s strategy and plans; corporate strategy update; potential of our commercial business and pipeline programs; capital allocation and investment strategy; clinical trials and data readouts and presentations; regulatory filings and the timing thereof; anticipated benefits and potential of investments, collaborations, and business development activities; and 2017 financial guidance. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “possible,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our dependence on sales from our principal products; failure to compete effectively due to significant product competition in the markets for our products; difficulties in obtaining and maintaining adequate coverage, pricing, and reimbursement for our products; risks associated with current and potential future healthcare reforms; the occurrence of adverse safety events, restrictions on use with our products, or product liability claims; failure to protect and enforce our data, intellectual property, and other proprietary rights and the risks and uncertainties relating to intellectual property claims and challenges; uncertainty of long-term success in developing, licensing, or acquiring other product candidates or additional indications for existing products; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; risks relating to management and key personnel changes, including attracting and retaining key personnel; problems with our manufacturing processes; our dependence on collaborators and other third parties for the development, regulatory approval, and commercialization of products and other aspects of our business, which are outside of our control; failure to successfully execute on our growth initiatives; risks relating to investment in and expansion of manufacturing capacity for future clinical and commercial requirements; risks relating to technology failures or breaches; failure to comply with legal and regulatory requirements; fluctuations in our effective tax rate; risks related to indebtedness; the risks of doing business internationally, including currency exchange rate fluctuations; risks related to commercialization of biosimilars; risks related to investment in properties; the market, interest, and credit risks associated with our portfolio of marketable securities; risks relating to stock repurchase programs; risks relating to access to capital and credit markets; risks relating to the spin-off of our hemophilia business, including risks of operational difficulties, exposure to claims and liabilities, and the ability to achieve some or all of the anticipated benefits; environmental risks; risks relating to the sale and distribution by third parties of counterfeit versions of our products; risks relating to the use of social media for our business; change in control provisions in certain of our collaboration agreements; and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the Securities and Exchange Commission.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

###

TABLE 1

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited) (in millions, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2016	2015
Revenues:
Product, net	$2,639.7	$2,466.0	$5,019.8	$4,775.4
Revenues from anti-CD20 therapeutic programs	397.1	349.2	737.7	678.7
Other	41.6	79.0	131.6	166.9
Total revenues	3,078.4	2,894.2	5,889.1	5,621.0
Cost and expenses:
Cost of sales, excluding amortization of acquired intangible assets	366.2	370.3	750.8	683.3
Research and development	796.2	473.1	1,219.6	910.4
Selling, general and administrative	430.2	492.4	929.3	989.7
Amortization of acquired intangible assets	117.5	92.9	566.0	181.7
Acquired in-process research and development	120.0	—	120.0	—
Collaboration profit (loss) sharing	26.5	(5.6)	47.3	(5.6)
(Gain) loss on fair value remeasurement of contingent consideration	21.2	10.6	31.2	12.9
Restructuring charges	—	—	—	9.7
Total cost and expenses	1,877.8	1,433.7	3,664.2	2,782.1
Income from operations	1,200.6	1,460.5	2,224.9	2,838.9
Other income (expense), net	(68.2)	(58.5)	(105.8)	(111.3)
Income before income tax expense and equity in loss of investee, net of tax	1,132.4	1,402.0	2,119.1	2,727.6
Income tax expense	269.6	353.6	508.8	710.0
Equity in loss of investee, net of tax	—	—	—	—
Net income	862.8	1,048.4	1,610.3	2,017.6
Net income (loss) attributable to noncontrolling interests, net of tax	—	(1.4)	(0.1)	(3.1)
Net income attributable to Biogen Inc.	$862.8	$1,049.8	$1,610.4	$2,020.7

Net income per share:
Basic earnings per share attributable to Biogen Inc.	$4.07	$4.79	$7.53	$9.23
Diluted earnings per share attributable to Biogen Inc.	$4.07	$4.79	$7.52	$9.21

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Inc.	211.9	219.1	213.7	219.0
Diluted earnings per share attributable to Biogen Inc.	212.2	219.4	214.0	219.3

TABLE 2

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (in millions)

	As of June 30, 2017	As of December 31, 2016
ASSETS
Cash, cash equivalents and marketable securities	$2,893.0	$4,895.1
Accounts receivable, net	1,630.2	1,441.6
Inventory	936.5	1,001.6
Other current assets	1,649.0	1,393.9
Total current assets	7,108.7	8,732.2
Marketable securities	2,632.7	2,829.4
Property, plant and equipment, net	2,827.6	2,501.8
Intangible assets, net	4,051.3	3,808.3
Goodwill	3,870.4	3,669.3
Investments and other assets	1,268.3	1,335.8
TOTAL ASSETS	$21,759.0	$22,876.8

LIABILITIES AND EQUITY
Current liabilities	$3,379.7	$3,419.9
Notes payable and other financing arrangements	5,954.0	6,512.7
Other long-term liabilities	851.7	815.6
Equity	11,573.6	12,128.6
TOTAL LIABILITIES AND EQUITY	$21,759.0	$22,876.8

TABLE 3

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION:
NET INCOME ATTRIBUTABLE TO BIOGEN INC. AND DILUTED EARNINGS PER SHARE
(Unaudited) (in millions, except per share amounts)

An itemized reconciliation between diluted earnings per share on a GAAP and Non-GAAP basis is as follows:

	For the Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016
GAAP earnings per share - Diluted	$4.07	$3.46	$4.79
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	0.97	1.74	0.42
Non-GAAP earnings per share - Diluted	$5.04	$5.20	$5.21

	For the Six Months Ended
	June 30, 2017	June 30, 2016
GAAP earnings per share - Diluted	$7.52	$9.21
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	2.72	0.78
Non-GAAP earnings per share - Diluted	$10.24	$9.99

An itemized reconciliation between net income attributable to Biogen Inc. on a GAAP and Non-GAAP basis is as follows:

	For the Three Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016
GAAP net income attributable to Biogen Inc.	$862.8	$747.6	$1,049.8
Adjustments:
Amortization of acquired intangible assetsA	117.5	448.5	89.6
Acquired in-process research and development	120.0	—	—
(Gain) loss on fair value remeasurement of contingent consideration	21.2	10.0	10.6
Hemophilia business separation costs	—	19.2	3.7
Restructuring, business transformation and other cost saving initiatives:
Cambridge manufacturing facility rationalization costsB	—	—	15.8
Income tax effect related to reconciling items	(52.4)	(102.4)	(27.1)
Non-GAAP net income attributable to Biogen Inc.	$1,069.1	$1,122.9	$1,142.4

	For the Six Months Ended
	June 30, 2017	June 30, 2016
GAAP net income attributable to Biogen Inc.	$1,610.4	$2,020.7
Adjustments:
Amortization of acquired intangible assetsA	566.0	175.3
Acquired in-process research and development	120.0	—
(Gain) loss on fair value remeasurement of contingent consideration	31.2	12.9
Hemophilia business separation costs	19.2	3.7
Restructuring, business transformation and other cost saving initiatives:
2015 restructuring charges	—	9.7
Cambridge manufacturing facility rationalization costsB	—	15.8
Income tax effect related to reconciling items	(154.8)	(46.3)
Non-GAAP net income attributable to Biogen Inc.	$2,192.0	$2,191.8
2017 Full Year Guidance: GAAP to Non-GAAP Reconciliation

An itemized reconciliation between projected net income attributable to Biogen Inc. and diluted earnings per share on a GAAP and Non-GAAP basis is as follows:

	$	Shares	Diluted EPS
GAAP net income attributable to Biogen Inc.	$3,700	213	$17.37
Adjustments:
Amortization of acquired intangible assetsA	785
Acquired in-process research and development	120
(Gain) loss on fair value remeasurement of contingent consideration	75
Hemophilia business separation costs	20
Income tax effect related to reconciling items	(200)
Non-GAAP net income attributable to Biogen Inc.	$4,500	213	$21.13

A Amortization of acquired intangible assets for the three and six months ended June 30, 2017 includes $29.4 million and $383.0 million, respectively, of impairment and amortization charges related to the intangible asset associated with our U.S. and rest of world licenses to Forward Pharma’s intellectual property related to TECFIDERA. As we prevailed in the U.S. proceeding in March 2017, we evaluated the recoverability of the U.S. asset acquired from Forward Pharma and recorded an impairment charge to adjust the carrying value of the acquired U.S. asset to fair value reflecting the impact of the developments in the U.S. legal dispute over certain TECFIDERA intellectual property rights. We also continue to amortize the remaining net book value of the U.S. and rest of world licenses in our consolidated statements of income utilizing an economic consumption model.
B Cambridge manufacturing facility rationalization costs for the six months ended June 30, 2016, reflects $15.8 million of additional depreciation expense included in cost of sales, excluding amortization of acquired intangible assets in our condensed consolidated statements of income.

Use of Non-GAAP Financial Measures
We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “Non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these Non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These Non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Inc. and diluted earnings per share.
Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from "GAAP net income attributable to Biogen Inc." and "GAAP earnings per share - Diluted":

1. Purchase accounting and merger-related adjustments
We exclude certain purchase accounting related items associated with the acquisition of businesses, assets and amounts in relation to the consolidation or deconsolidation of variable interest entities for which we are the primary beneficiary. These adjustments include, but are not limited to, charges for in-process research and development, the amortization of certain acquired intangible assets, and charges or credits from the fair value remeasurement of our contingent consideration obligations.
2. Hemophilia business separation costs
We have excluded costs that are directly associated with the set up and spin-off of our hemophilia business into an independent, publicly-traded company. These costs represent incremental third party costs attributable solely to hemophilia separation and set up activities.
3. Restructuring, business transformation and other cost saving initiatives
We exclude costs associated with the company’s execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus R&D activities. These costs may include employee separation costs, retention bonuses, facility closing and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to changes in anticipated usage, and other costs or credits that management believes do not have a direct correlation to our on-going or future business operations.
4. Other items
We evaluate other items of income and expense on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc.

TABLE 4

BIOGEN INC. AND SUBSIDIARIES
PRODUCT REVENUES
(Unaudited) (in millions)

	For the Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
(In millions)	United States	Rest of World	Total	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$875.0	$235.6	$1,110.6	$751.1	$207.1	$958.2	$780.3	$206.2	$986.5
Interferon*	501.7	188.9	690.6	464.8	183.5	648.3	519.0	209.3	728.3
TYSABRI	289.4	206.6	496.0	305.5	239.5	545.0	304.9	192.5	497.4
FAMPYRA	—	22.6	22.6	—	20.5	20.5	—	21.6	21.6
ZINBRYTA	—	16.1	16.1	—	10.7	10.7	—	—	—
Hemophilia:
ELOCTATE	—	—	—	42.2	6.2	48.4	110.3	14.4	124.7
ALPROLIX	—	—	—	21.0	5.0	26.0	63.0	17.3	80.3
Spinal Muscular Atrophy:
SPINRAZA	194.8	8.1	202.9	46.4	1.0	47.4	—	—	—
Other Product Revenues:
FUMADERM	—	10.3	10.3	—	9.7	9.7	—	11.8	11.8
BENEPALI	—	88.7	88.7	—	65.3	65.3	—	15.4	15.4
FLIXABI	—	1.9	1.9	—	0.6	0.6	—	—	—
Total product revenues	$1,860.9	$778.8	$2,639.7	$1,631.0	$749.1	$2,380.1	$1,777.5	$688.5	$2,466.0

	For the Six Months Ended
	June 30, 2017			June 30, 2016
(In millions)	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$1,626.1	$442.7	$2,068.8	$1,524.6	$407.8	$1,932.4
Interferon*	966.5	372.4	1,338.9	986.5	412.2	1,398.7
TYSABRI	594.9	446.1	1,041.0	593.1	381.3	974.4
FAMPYRA	—	43.1	43.1	—	41.8	41.8
ZINBRYTA	—	26.8	26.8	—	—	—
Hemophilia:
ELOCTATE	42.2	6.2	48.4	209.0	23.4	232.4
ALPROLIX	21.0	5.0	26.0	127.6	27.7	155.3
Spinal Muscular Atrophy:
SPINRAZA	241.2	9.1	250.3	—	—	—
Other Product Revenues:
FUMADERM	—	20.0	20.0	—	23.2	23.2
BENEPALI	—	154.0	154.0	—	17.2	17.2
FLIXABI	—	2.5	2.5	—	—	—
Total product revenues	$3,491.9	$1,527.9	$5,019.8	$3,440.8	$1,334.6	$4,775.4
*Interferon includes AVONEX and PLEGRIDY